Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “About Our Company,” “The Offering,” “Summary Consolidated Financial Information,” “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Independent Registered Public Accounting Firm” and to the inclusion of our reports dated March 20, 2009 with respect to FriendFinder Networks Inc. and November 6, 2008 with respect to Various, Inc. in Amendment No. 3 to the Registration Statement on Form S-1 and the related Prospectus of FriendFinder Networks Inc. dated May 18, 2009.

/s/ Eisner LLP

New York, New York

May 14, 2009